Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 25, 2025, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/S/KPMG AZSA LLC
Tokyo, Japan
June 25, 2025